United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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SWS Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SWS GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

October 6, 2011

Dear Stockholder:

The 2011 annual stockholders’ meeting will be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, at 9:00 a.m., local time, on Thursday, November 17, 2011. The following pages include the notice of annual meeting and the proxy statement describing the business to be transacted at the meeting.

We are pleased to furnish our proxy materials to you primarily via the Internet. Instead of mailing printed copies of the proxy materials to each stockholder, we are mailing a Notice of Internet Availability, which contains instructions on (i) how to access your proxy materials, (ii) how each stockholder can receive a paper copy of the proxy materials, including this proxy statement, our annual report and a form of proxy card and (iii) how to access your proxy card to vote through the Internet or by telephone or mail if you receive a paper copy of the proxy materials. We believe this process will expedite your receipt of proxy materials, lower the cost of the annual meeting and help to conserve natural resources.

At the annual meeting, we will be reporting on the company’s activities, and you will have an opportunity to ask questions about our operations. We hope you are planning to attend the annual meeting personally, and, if so, we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by following the instructions provided on the Notice of Internet Availability. If you do attend the annual meeting, you may, of course, withdraw your proxy if you want and vote in person.

On behalf of our Board of Directors and our management, we would like to thank you for your continued support and confidence.

Sincerely yours,

Don A. Buchholz Chairman of the Board	James H. Ross President and Chief Executive Officer

Enclosure

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 17, 2011

We will hold the 2011 annual stockholders’ meeting on Thursday, November 17, 2011, at 9:00 a.m., local time, at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270.

At the meeting, we will ask you to consider and vote on the following proposals:

1.	the election of nine directors to serve until the next annual meeting;

2.	the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 29, 2012;

3.	to conduct an advisory vote on executive compensation;

4.	to conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

5.	the transaction of such other business that may properly come before the meeting or any adjournment or postponement thereof.

If you were a stockholder at the close of business on September 19, 2011, you are entitled to receive notice of, and vote at, the annual meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at the company’s principal executive offices for a period of 10 days prior to the annual meeting. This list of stockholders will also be available for inspection at the annual meeting and may be inspected by any stockholder for any purpose germane to the annual meeting.

It is important that your shares be represented at the annual meeting. For that reason, even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy by following the instructions on the Notice of Internet Availability. If you received a paper copy of the proxy materials by mail, you may follow the instructions provided on the Notice of Internet Availability to vote by telephone, mail or the Internet. If you attend the annual meeting, you may revoke your proxy and vote in person. To help us prepare properly for your attendance at the annual meeting, we ask that you indicate on your proxy card whether you plan to attend the meeting.

By Order of the Board of Directors,

Allen R. Tubb

Vice President, General Counsel and Secretary

Dallas, Texas

October 6, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 17, 2011: The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/78503N.

SWS GROUP, INC.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 17, 2011

We are providing this proxy statement and the accompanying notice of annual meeting to our stockholders in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2011 annual meeting of stockholders to be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, on Thursday, November 17, 2011 at 9:00 a.m., local time and at any adjournments or postponements thereof.

On or about October 6, 2011, we began mailing the Notice of Internet Availability to everyone who was a stockholder of record on September 19, 2011, the record date for the annual meeting. If you received more than one Notice of Internet Availability, your shares are probably registered differently or are in more than one account.

At the annual meeting, our stockholders will be asked to consider and vote on the following proposals:

•	the election of nine directors to serve until the next annual meeting;

•	the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 29, 2012;

•	to conduct an advisory vote on executive compensation;

•	to conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

•	the transaction of such other business that may properly come before the meeting or any adjournment or postponement thereof.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

All stockholders of record at the close of business on September 19, 2011 are entitled to vote on the matters presented at the annual meeting or any adjournment or postponement thereof. At the close of business on September 19, 2011, there were 32,539,020 shares of our common stock issued and outstanding and entitled to vote. Each stockholder will have one vote for each share of our common stock owned of record at the close of business on September 19, 2011.

Election of Directors

Votes may be cast in favor of, or withheld from, a director nominee. Votes that are withheld from any director nominee will be counted in determining whether a quorum has been reached but will not affect the outcome of the vote.

Assuming a quorum is present (that is, the holders of a majority of the issued and outstanding shares of common stock are present in person or by proxy), director nominees must receive the affirmative vote of a plurality of the votes present in person or by proxy in order to be elected to the Board. A plurality means receiving more votes than any opposing candidate regardless of whether any candidate receives a majority of the votes cast.

In the election of directors, stockholders are not entitled to cumulate their votes or vote for a greater number of persons than the number of director nominees named in this proxy statement.

Other Matters

The approval of any other matters that may properly come before the annual meeting will be determined by the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote, assuming a quorum is present. If none of the alternatives with respect to the advisory vote on the frequency of holding future advisory votes on executive compensation receives a majority vote, we will consider the alternative that receives the highest number of votes cast by the stockholders to be the frequency that has been selected by the stockholders.

Stockholder Voting

In addition to voting at the annual meeting, you may vote over the Internet at http://materials.proxyvote.com/78503N, or if you requested paper copies of the proxy materials, you may vote by telephone or by mail, as indicated on the Notice of Internet Availability. If you do attend the annual meeting, you may, of course, withdraw your proxy if you want and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your bank, broker or holder of record to obtain a legal proxy and bring it to the annual meeting in order to vote. If you receive more than one set of proxy materials, then your shares are likely held in more than one account. Please vote all of your shares.

If you vote by proxy, the individuals named in the proxy (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted (1) for or withheld from all, some or none of the nominees for director ; (2) for, against or abstain from the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 29, 2012; (3) for, against or abstain from the advisory vote on executive compensation and (4) for a frequency of every “1 year,” “2 years,” or “3 years” or abstain from voting on the frequency of holding future advisory votes on executive compensation. If you vote by proxy without indicating any instructions, your shares will be voted:

•	FOR the election of the nine nominees for directors;

•	FOR the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 29, 2012;

•

FOR the approval, on an advisory basis, of the compensation programs of our named executive offers, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related tabular and narrative disclosures; and

•	FOR the option of every “3 Years” for future advisory votes on executive compensation.

We do not anticipate that any other matters will come before the annual meeting, but if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum for the meeting, even if you abstain from voting on some or all matters introduced at the meeting. Broker non-votes are also counted as present for establishing a quorum for the meeting. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions

Any stockholder who is present at the annual meeting, either in person or by proxy, who abstains from voting, will still be counted for purposes of determining whether a quorum exists for the meeting. An abstention will not be counted as an affirmative or negative vote in the election of directors or with respect to the advisory vote on the frequency of holding future advisory votes on executive compensation and will have no effect on the outcome of the vote with respect to these proposals. However, the proposal to approve the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 29, 2012 and the proposal related to the advisory vote on executive compensation each must be approved by the affirmative vote of the holders of a majority of the voting securities present, in person or by proxy, and entitled to vote on such matters. As a result, an abstention with respect to either of these two proposals will be counted as present for purposes of determining the presence of a quorum and therefore will have the effect of a “no vote.”

Voting Procedures: Broker “Non-Votes”

Each stockholder of record is entitled to one vote for each share registered in the stockholder’s name with respect to each matter to be voted on at the meeting. A “stockholder of record” is a person or entity who holds shares on the record date that are registered in that stockholder’s name on the records of the Company’s transfer agent. A person or entity that holds shares through a broker, bank or other nominee is considered a “beneficial owner” of the shares.

If your shares are held in a brokerage account and you do not vote, your brokerage firm could:

•	vote your shares, if permitted by applicable rules; or

•	leave your shares unvoted.

Under applicable rules, brokers who hold shares on behalf of a beneficial owner have the authority to vote on routine matters. However, brokers do not have the authority to vote on non-routine matters unless they have received voting instructions from the beneficial owners. Please note that the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions. Similarly, in the absence of your specific instructions, brokers may not vote your shares on the two advisory votes related to executive compensation. Please provide instructions to your broker regarding the voting of your shares.

Broker non-votes are considered present for purposes of determining the existence of a quorum for the meeting, but with respect to a non-routine matter, broker non-votes will not be counted in determining the number of votes cast for that proposal. Therefore, broker non-votes will not impact the outcome of the election of directors or the two advisory votes related to executive compensation.

Householding

U.S. Securities and Exchange Commission (“SEC”) rules and Delaware law permit us to mail the Notice of Internet Availability in one envelope to all stockholders residing at the same address if certain conditions are met. This is called householding and can result in savings of paper and mailing costs. SWS Group, Inc. households all Notices of Internet Availability mailed to stockholders.

If you choose not to household, you should send a written request (including your name and address) within 60 days after the mailing of the Notice of Internet Availability to our Corporate Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the Notice of Internet Availability, or a copy of our annual report or proxy statement for members of your household, you may contact SWS Group, Inc., Attn: Corporate Secretary, 1201 Elm Street, Suite 3500, Dallas, Texas 75270 or by

calling (214) 859-6629. We will deliver promptly upon written or oral request a separate copy of the proxy statement or Notice of Internet Availability at a household to which a single copy of the Notice of Internet Availability was delivered. Stockholders residing at the same address who are receiving multiple copies of our Notice of Internet Availability or the proxy statement and annual report may request householding in the future by contacting our Corporate Secretary at the address or phone number set forth above.

Revocability of Proxies

You may revoke your proxy at any time before the annual meeting for any reason. To revoke your proxy before the meeting, deliver a later dated proxy or written instruction to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270. You may also come to the annual meeting and change your vote in writing. Merely attending the annual meeting does not revoke your proxy.

Expenses

This proxy solicitation is made by the Board of Directors on behalf of the company. We will bear all expenses in connection with this solicitation, including the cost of preparing, printing and mailing proxy materials. Proxies may be solicited by directors, officers and other employees, by Internet, telephone or otherwise, without additional compensation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common stock and will reimburse those brokerage firms, nominees, custodians and fiduciaries and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

Internet Availability of Proxy Materials

Under the rules of the SEC, we are furnishing proxy materials to stockholders primarily through the Internet instead of mailing printed copies of those materials to each stockholder. On or about October 6, 2011, we mailed to stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including the proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access the proxy card to vote through the Internet.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the company’s proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

OUR COMPANY

We are a full-service securities and banking firm delivering a broad range of investment, commercial banking and related financial services to our clients, which include individual, corporate and institutional investors, broker/dealers, governmental entities and financial intermediaries. We are a Delaware corporation and were incorporated in 1972. Our principal executive offices are located at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Our telephone number is (214) 859-1800 and our company website is www.swsgroupinc.com.

CORPORATE GOVERNANCE

General

We manage our business under the direction of the Board. The Board meets at least quarterly during the year to establish strategies and polices for the company, to review significant developments and to act on matters requiring Board approval. The Board held 23 meetings during fiscal 2011. Each director, during the period each director served, attended at least 75% of the Board and committee meetings in fiscal 2011.

The Board has a practice of separating the offices of Chairman and Chief Executive Officer (“CEO”) to ensure the Chairman is fully independent of management. We have a Nominating/Corporate Governance Committee to consider and recommend candidates for Board vacancies, actively recruit qualified candidates, review and make recommendations regarding committee assignments and committee structure, and assist the Board in developing and implementing corporate governance practices and policies.

The Board has adopted a comprehensive set of Corporate Governance Guidelines that address a number of important governance issues, including director independence, as well as matters such as criteria for Board membership, expectations regarding attendance and participation at meetings, committee responsibilities, management succession planning, and annual Board self-evaluation. We have published these guidelines on the Corporate Governance page of our website, which can be accessed at www.swsgroupinc.com. In addition, a copy of our guidelines may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

The Board has adopted a formal set of disclosure controls and procedures and established a disclosure committee of executive management and other key employees. The disclosure controls and procedures create a framework by which we can be assured that all information required to be disclosed in our public filings with the SEC is disclosed in a timely and accurate manner.

Director Independence and Related Matters

The Board is comprised of a majority of directors who qualify as “independent,” as defined in the listing standards of the New York Stock Exchange (the “NYSE”). In determining independence, the Board affirmatively determines on an annual basis whether any director has a “material relationship” with the company that would impair the director’s independence from management. When assessing the “materiality” of a director’s relationship with the company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation.

The Board has affirmatively determined that the following members of the Board are “independent,” as defined in the NYSE’s listing standards and the rules of the SEC, and that no material relationship exists between the company and each listed director outside their service as a member of the Board of Directors: Brodie L. Cobb, J. Taylor Crandall, Gerald J. Ford, Larry A. Jobe, Frederick R. Meyer and Joel T. Williams III. In making its determination, the Board considered the transactions with certain related persons disclosed in the section entitled “Certain Relationships and Related Transactions” in this proxy statement.

The non-management directors of the Board meet in executive session during each of the Board’s regularly scheduled meetings without any management directors and any other members of management who may otherwise be present at the Board meeting. The Board annually selects an independent director to serve as the lead director to preside at our regularly scheduled executive sessions of our non-management directors. The Board has selected Mr. Meyer, an independent director, to serve as lead director.

Committees of the Board of Directors

The Board has implemented formal charters setting forth the powers and responsibilities of each of the Audit, Compensation and Nominating/Corporate Governance Committees. The current copies of all three charters may be accessed on the Corporate Governance page of our website at www.swsgroupinc.com. In addition, a copy of each charter may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Compensation Committee: The Compensation Committee is comprised of three non-employee directors, each of whom is “independent,” as independence is defined in the NYSE’s listing standards. The Compensation Committee determines the salaries of our executive officers, assists in determining the salaries of other personnel, oversees the grant of awards under our Restricted Stock Plan and performs other similar functions. The Compensation Committee held five meetings during fiscal 2011 and is comprised of Messrs. Cobb (chairman), Meyer and Jobe. Each committee member attended all committee meetings during fiscal 2011.

Audit Committee: The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is comprised of three non-employee directors, each of whom is “independent,” as independence is defined in the NYSE’s listing standards and applicable SEC rules. The Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent accountant’s qualifications and independence, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee held 10 meetings during fiscal 2011 and is comprised of Messrs. Jobe (chairman), Flores and Williams. In fiscal 2011, each committee member attended all meetings that occurred during their term. The Board has determined that Larry Jobe is an “audit committee financial expert” as defined by the SEC.

The responsibilities of the Audit Committee include appointing an independent registered public accounting firm to be engaged as our independent accountants. Additionally, and as appropriate, consulting with our management, our internal audit personnel and the independent accountants, the Audit Committee reviews, evaluates and discusses the following:

•	the plan for, and the independent accountants’ report on, each audit of our financial statements;

•	regulatory matters that may have a material impact on our financial statements and our compliance policies; and

•	the appropriateness of our accounting policies, changes in accounting principles and their impact on our financial statements.

In fiscal 2011, the Audit Committee reviewed the formal charter setting forth the powers and responsibilities of the Audit Committee.

Nominating/Corporate Governance Committee: The Nominating/Corporate Governance Committee is comprised of three non-employee directors, each of whom is “independent,” as independence is defined in the NYSE’s listing standards. The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending to the Board qualified director nominees to be proposed for election at the annual meeting of stockholders, recommending to the Board directors to be appointed to the various committees of the Board and developing and recommending to the Board effective corporate governance practices and policies. The Nominating/Corporate Governance Committee held four meetings during fiscal 2011 and is comprised of Messrs. Meyer (chairman), Flores and Williams. In fiscal 2011, each committee member attended all meetings that occurred during their term.

The Nominating/Corporate Governance Committee reviews the composition of the Board and whether the addition of directors with particular experience, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy or it is determined that a director possessing particular experience, skills, or characteristics would make the Board more effective, the Nominating/Corporate Governance Committee initiates a search. As a part of the search process, the committee may consult with other directors and members of management, and may hire a search firm to assist in identifying and evaluating potential candidates. The Nominating/Corporate Governance Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. When considering a candidate, the Nominating/Corporate Governance Committee reviews the candidate’s experience, skills, and characteristics. Specifically, candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated.

Our Nominating/Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth from time to time in the company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that the Board seek members (i) from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and (ii) that have experience in positions with a high degree of responsibility and are leaders in the companies or institutions with which they are affiliated. Our Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group that collectively can best serve the long-term interest of our employees, customers, and stockholders.

While there is no formal policy with regard to diversity, the Board considers diversity in terms of experience, gender, ethnicity, color and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and our needs each year and at any time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based solely on gender, ethnicity, color, age, or similar factors.

The Nominating/Corporate Governance Committee considers nominees recommended by our stockholders within a reasonable time prior to the annual meeting. On March 17, 2011, the Board adopted and approved certain amendments to our by-laws that, among other things, established new advance notice and disclosure requirements and other procedures applicable to stockholders wishing to submit proposals and nominations at our annual and special meetings of stockholders. Pursuant to the amended by-laws, any stockholder who wishes to submit a business proposal and/or nomination must include certain information relating to such stockholder (and the beneficial owner, if any, on whose behalf the business proposal or nomination is being made), the business, if any, proposed to be brought before the meeting, and the nominee, if any, being submitted for election to our Board. The amended by-laws also set forth a time period during which such notice must be delivered. Stockholders wishing to submit such a recommendation should send the nominee’s name, business and management experience, and all other relevant information regarding the nominee to the Nominating/Corporate Governance Committee, c/o SWS Group, Inc., Attn: General Counsel, 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

We currently have a Chairman separate from the role of CEO. The Board believes it is important to maintain flexibility in the Board leadership structure and has had in place different leadership structures in the past depending on the company’s needs at the time, but firmly supports having the Chairman role separate from the role of CEO at this time.

Board Oversight of Business Risk

Our management is primarily responsible for managing our business risks. Management manages business risk primarily through risk management committees assigned to oversee specific areas of risk. The Board’s oversight of major risks occurs at both the full Board level and the Board committee level. The Board and its committees use the following procedures to monitor and assess risks:

The Board: The CEO, members of senior management, and other personnel and advisors, as requested by the Board, report on our financial and operating strategies, as well as related risks, at regular meetings of the Board. Based on these reports, the Board requests follow-up data and presentations to address its specific concerns and recommendations. As necessary, information from the risk committees is provided to the Board. In an effort to assist the company in managing enterprise risk, in 2010, the company engaged a firm at the Board’s request to perform an analysis of the company’s enterprise risk management process. Based on the firm’s recommendations, management is implementing some additional reports and processes to streamline reporting on risk management to the Board.

The Audit Committee: In accordance with the requirements of the NYSE, the Audit Committee assists the Board with our oversight responsibilities by discussing our major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with our management, as well as our Internal Audit Department (including in executive sessions), our policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, our internal controls from our Internal Audit Department and members of management responsible for disclosure controls. In addition, the Audit Committee receives the independent auditor’s assessment of our internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud, including procedures for the submission of anonymous reports. At each of its regular meetings, the Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk.

The Nominating/Corporate Governance Committee: The Nominating/Corporate Governance Committee receives updates and advice from management and outside advisors regarding our procedures for complying with corporate governance regulations, as well as with respect to our governance structure. This committee also reviews the company’s Corporate Governance Guidelines at least annually to further the company’s goal of providing effective governance.

The Compensation Committee: The Compensation Committee receives management updates and advice on the ongoing advisability of our compensation practices. The Compensation Committee is aware of the need to routinely assess our compensation policies and practices as they relate to our risk management and how our compensation policies and practices affect risk taking by our employees. The Compensation Committee has determined that the compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our financial position and results of operations. The Compensation Committee also assists the Board with its annual review of succession planning.

Board Attendance at Annual Meetings

Although we do not have a formal policy that requires Board members to attend the annual meeting of stockholders, attendance is encouraged and all of our directors attended the 2010 annual meeting.

Communications with the Board

Stockholders and interested parties may communicate directly with the Board, including non-management members of the Board. All communications to the Board should be directed to our Corporate Secretary and should prominently indicate on the outside of the envelope that the communication is intended for a specific member of the Board or the non-management members of the Board as a group. Each communication intended for the Board and received by the Corporate Secretary will be promptly forwarded to the specified party following its clearance through normal security procedures. The communications will be opened for the purpose of ensuring that matters are handled timely and expeditiously. The address for communications with the Board is as follows: Corporate Secretary, SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Code of Business Conduct and Ethics

We have adopted a corporate Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors and employees. The Code of Ethics is intended to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in the reports and documents that we file with, or submit to, the SEC, and in all other public communications made by us;

•	compliance with applicable governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

The Code of Ethics is a product of our commitment to honesty. You may access the Code of Ethics on the Corporate Governance page of our website at www.swsgroupinc.com. In addition, a copy of the Code of Ethics may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Any amendments to the Code of Ethics and any waivers that are required to be disclosed by the rules of the SEC and the NYSE will be posted on our corporate website.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees For Director

Our Board has nominated the persons listed below for election to the Board. On July 29, 2011, we entered into a $100.0 million Credit Agreement with Hilltop Holdings Inc. (“Hilltop”) and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (collectively, “Oak Hill”). This transaction is discussed in more detail in the section of this proxy statement titled “Certain Relationships and Related Transactions.” In conjunction with our entry into the Credit Agreement, we also entered into an Investor Rights Agreement with Hilltop and Oak Hill that provides, among other things, each of these investors with the right to designate one representative to our Board for so long as Hilltop or Oak Hill (as applicable) continues to beneficially own 9.9% of our outstanding common stock. Effective July 29, 2011 and pursuant to this right, our Board elected Mr. Gerald J. Ford and Mr. J. Taylor Crandall as directors of the company. Messrs. Ford and Crandall are also being nominated for election to the Board in accordance with the Investor Rights Agreement. Other than the Investor Rights Agreement, there are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

James H. Ross (age 61)

Mr. Ross was named President, Chief Executive Officer and a member of the Board of Directors of SWS Group on October 28, 2010. Mr. Ross had served as interim CEO and member of the Board since August 18, 2010. He previously served as Executive Vice President since November 2004 and, in September 2007, was elected President and Chief Executive Officer of Southwest Securities. Mr. Ross served as the Director of the Private Client Group at Southwest Securities from March 2004 to March 2008. He has served as Chief Executive Officer of SWS Financial since March 2004. Mr. Ross came to Southwest Securities in 2004 to head the Private Client Group’s brokerage office in Dallas, Texas. Prior to coming to Southwest Securities, Mr. Ross was with UBS Paine Webber, where, from April 1991 to December 2003, Mr. Ross held various positions from financial advisor to branch manager. He began his securities industry career in 1975. The Board concluded that Mr. Ross should serve as a director of the company for the following reasons: (i) he has broad and extensive experience in the securities industry and its regulatory environment; (ii) he has successfully managed our principal broker/dealer subsidiary including the management of senior level staff and profit centers and (iii) he also has significant experience with sales and marketing, strategic planning and mergers and acquisitions.

Robert A. Buchholz (age 51)

Mr. Buchholz has served as a director since May 2008. Mr. Buchholz is Chairman of the Board and founder of Town Center Holdings, Inc. in Coppell, Texas. Town Center Holdings, Inc. is the former parent company of Town Center Bank. Town Center Bank merged with Independent Bank of McKinney, Texas on July 30, 2010. Before organizing Town Center Bank in 2003, Mr. Buchholz was a practicing attorney in North Carolina. Prior to entering the legal field, Mr. Buchholz served as an officer of Southwest Securities Group, Inc. (now SWS Group, Inc.) in Dallas from 1985 to 1995, advancing to President and serving as a member of the Board of Directors. He is also a former certified public accountant. Mr. Buchholz is a director of Blue Sky Technologies, Inc. and the Episcopal School of Dallas. He is a member of the Business Honors Program Advisory Council of the University of Texas at Austin. Mr. Buchholz is the son of Mr. Don A. Buchholz, our current Chairman of the Board who is not seeking reelection. The Board concluded that Mr. Buchholz should serve as a director of the company for the following reasons: (i) his role as the Chairman and founder of Town Center Bank allows him to assist the Board with the oversight of our bank and its interaction with various regulators; (ii) as a former director and executive officer of the company, he is well versed in the business of our broker/dealer and its oversight by multiple regulators; (iii) he brings both legal and accounting expertise to the Board from his prior roles as an attorney and a certified public accountant and (iv) as a past executive of the company and a recent executive of Town Center Bank, he is capable of assisting the Board with oversight of senior level management, as well as oversight of the company’s business policies.

Brodie L. Cobb (age 50)(2)

Mr. Cobb has served as a director since 1999. He is the founder and Managing Director of San Francisco-based The Presidio Group, a specialty advisory firm focusing on mergers and acquisitions, private financings and wealth management, where he has served from 1997 to the present. Mr. Cobb’s previous experience includes serving as a Vice President at Montgomery Securities from 1995 to 1997 and as an Associate at Credit Suisse First Boston LLC from 1992 to 1995. The Board concluded that Mr. Cobb should serve as a director of the company for the following reasons: (i) as a founder and managing director of The Presidio Group, he provides expertise in overseeing senior management and (ii) he is frequently called upon to share his expertise with the full Board on strategic planning.

J. Taylor Crandall (age 57)(3)

Mr. Crandall is a founding Managing Partner of Oak Hill Capital Partners III, L.P and has been part of the firm since 1986. He has senior responsibility for originating, structuring and managing investments for the firm’s Media and Telecom and Technology industry groups. Mr. Crandall has also served as Chief Operating Officer of Keystone, Inc., the primary investment vehicle for Robert M. Bass. Prior to joining Oak Hill Capital, Mr. Crandall was a Vice President with the First National Bank of Boston. Mr. Crandall serves on the Board of Directors of RSC Holdings, Inc., Local TV LLC, SVTC Technologies, Security Networks, LLC and ViaWest, Inc. Mr. Crandall is the secretary-treasurer of the Anne T. and Robert M. Bass Foundation, the trustee of the Lucile Packard Foundation for Children’s Health and currently serves on the boards of trustees of the Cystic Fibrosis Foundation, The Park City Foundation and the U.S. Ski and Snowboard Team Foundation. Mr. Crandall earned a B.A. degree, magna cum laude, from Bowdoin College, where he has served on the Board of Overseers. Mr. Crandall also received an honorary doctorate in humane letters from Bowdoin College in 2010. The Board concluded that Mr. Crandall should serve as a director of the company for the following reasons: (i) his experience in finance and accounting controls; (ii) his experience in management and board governance, including his experience originating, structuring, managing and overseeing investments as Managing Partner of Oak Hill; (iii) his experience as Chief Operating Officer of Keystone, Inc. and Vice President of First National Bank of Boston, as well as his experience serving on the Board of Directors of several public and private companies.

Gerald J. Ford (age 67)(3)

Mr. Ford has served as Chairman of the Board of Hilltop since August 2007 and has served as a director of Hilltop since June 2005. He served as interim Chief Executive Officer of Hilltop from January 1, 2010 until March 11, 2010. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the southwestern United States, over the past 35 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. Mr. Ford also serves as Chairman of the Board of Pacific Capital Bancorp, Chairman of the Board of First Acceptance Corporation and as a board member for McMoRan Exploration Co., Freeport McMoRan Copper and Gold Inc., and Scientific Games Corporation. Mr. Ford also currently serves on the Board of Trustees of Southern Methodist University and is the Managing Partner of Ford Financial Fund, L.P., a private equity fund. Mr. Ford previously served as a director of Triad Financial Corporation. The Board concluded that Mr. Ford should serve as a director of the company for the following reasons: (i) his extensive banking industry experience and educational background, which provide him with significant knowledge in dealing with financial, accounting and regulatory matters; (ii) his experience as a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 35 years; and (iii) his service on the board of directors and audit and corporate governance committees of a variety of public companies, which gives him a deep understanding of the role of the board of directors.

Larry A. Jobe (age 71)(1),(2)

Mr. Jobe has served as a director since July 2005. Mr. Jobe, a certified public accountant, is founder and Chairman of the Board of Legal Network, Ltd. and founder and President of P 1 Resources, L.L.C., both Dallas, Texas based companies. Mr. Jobe founded Legal Network, Ltd., a company that provides litigation support, temporary support staff and contract attorneys to law firms and corporate legal departments, in 1993. In 1994, he founded P 1 Resources, L.L.C., which provides engineering and light industrial staffing services to the construction industry. Mr. Jobe was affiliated with Grant Thornton LLP from 1961 to 1969 and from 1973 to 1991, serving as Managing Partner of the Dallas office from 1973 to 1986 and as Regional Managing Partner of the Southwest Region from 1983 to 1991. From 1969 to 1972, Mr. Jobe served as the United States Assistant Secretary of Commerce for Administration. Mr. Jobe currently serves as Chairman of the Board of Directors of Independent Bank of Texas and as a member of the Board of Directors and Audit Committee chairman of U.S. Home Systems, Inc., a home remodeling and specialty home improvement company, and Mannatech Incorporated, a global wellness solutions company. The Board concluded that Mr. Jobe should serve as a director of the company for the following reasons: (i) Mr. Jobe, the chairman of our Audit Committee, brings extensive accounting and audit skills to the Board from his 26 years of experience at Grant Thornton, LLP; (ii) as a founder and head of Legal Network, Ltd. and P 1 Resources, L.L.C., he has gained extensive experience in managing senior executives and overall profitability and (iii) his experience on other public and non-public boards brings important executive management experience to the Board.

Frederick R. Meyer (age 83)(1),(2),(3)

Mr. Meyer has served as a director since 1991 and as lead director of executive sessions of our non-management directors since 2006. Mr. Meyer was Chairman of the Board of Directors of Aladdin Industries LLC, a diversified company from 1985 to 2004. He also formerly held the position of President and Chief Executive Officer of Aladdin Industries LLC from 1987 to 1994 and again from 1995 to 2004. Mr. Meyer was also President and Chief Operating Officer of Tyler Corporation, a diversified manufacturing corporation, from 1983 to 1986. From 2001 to 2010, he served on the Board of Directors and as chairman of the Compensation Committee of Westwood Holdings Group, Inc., an asset management company. The Board concluded that Mr. Meyer should serve as a director of the company for the following reasons: (i) he gained finance, business policy making and senior level management skills during his executive and board roles at Aladdin Industries LLC and (ii) his public company board experience in corporate governance and compensation also makes him a good choice for the chairman of our Nominating/Corporate Governance and Compensation Committees.

Dr. Mike Moses (age 59)

Dr. Moses has served as a director since March 2006. Dr. Moses serves as Senior Education Advisor for Raise Your Hand Texas, a non-profit educational advocacy organization. From November 2001 to July 2006, he served as Vice Chairman of the Board of Directors for Higher Ed Holdings, LLC, which develops education programs for teachers and administrators and is focused on improving teacher training and redesigning high schools throughout the nation. Prior to joining Higher Ed Holdings, LLC, Dr. Moses was affiliated with the Dallas Independent School District, serving as its General Superintendent from January 2001 to August 2004. From 1995 to 1999, Dr. Moses served as Texas Commissioner of Education, appointed twice by then Texas Governor George W. Bush. In 1999, he joined the Texas Tech University System as Deputy Chancellor where he served until December 2000. Dr. Moses serves on the board of Scientific Learning Corporation, a producer of reading and language intervention programs for Pre-K through 12th grade schools. Dr. Moses served on the Board of Directors and as a member of the Audit Committee of Trammell Crow Company, a real estate property management company until its sale in 2007 to CB Richard Ellis. The Board concluded that Dr. Moses should serve as a director of the company because his positions as General Superintendent of Dallas Independent School District and Texas Commissioner of Education bring strong administrative, finance and executive management oversight expertise to the Board.

Joel T. Williams III (age 63)(1),(3)

Mr. Williams has served as a director since November 2009. Mr. Williams, an attorney, has been the President of Bristol Investment Company, Inc., a private investment firm, since 1985. He formerly served as President and CEO of Texas Federal Financial Corporation, a savings and loan holding company, prior to its sale in 1984. A long time advocate and volunteer for Children’s Medical Center, Mr. Williams served as its Chairman from 1993 to 2000, and Chairman of its holding company, Children’s Health Services of Texas, from 2000 to 2003. He currently serves as Chairman Emeritus of Children’s Health Services of Texas and on the Executive Committee of Children’s Medical Center Foundation. He is the founder and has been the President of Passion for Children’s Inc., a not-for-profit corporation that raises money exclusively for Children’s Medical Center. The Board concluded that Mr. Williams should serve as a director of the company for the following reasons: (i) his experience as President and CEO of Bristol Investment Company and formerly with Texas Federal Financial Corporation, assists the Board with the oversight of senior level management and management of our business lines and (ii) he also brings legal knowledge and perspectives to the Board as an attorney.

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating/Corporate Governance Committee

Mr. Don A. Buchholz, one of our founders and our current Chairman of the Board, is not seeking reelection to the Board.

Unless otherwise instructed, the proxy holders will vote their proxies for the nine nominees named above. Each person will serve as a director until the next annual meeting. To our knowledge, each of the nominees intends to serve the entire term for which election is sought. At this time, we do not anticipate that any nominee will be unable or unwilling to serve as a director.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the nominees listed above.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

Stockholder ratification of the selection of Grant Thornton LLP as the company’s independent auditor is not required by our by-laws or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain Grant Thornton LLP. If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board believes this change would be in the best interest of the company and its stockholders.

Recommendation of the Board

The Board recommends that you vote “FOR” the ratification of Grant Thornton LLP as the company’s independent auditor.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), enables our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. The proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because this is an advisory vote, this proposal is not binding upon us; however, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address these concerns.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our compensation policies and decisions are focused on pay for performance principles, as well as being strongly aligned with the long-term interests of our stockholders and being competitive in the marketplace. Our overall compensation philosophy is to provide a competitive total compensation package that will:

•	fairly compensate our executive officers;

•	attract and retain qualified executive officers who are able to contribute to the long-term success of our company;

•	incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking; and

•	align our executives’ long-term interests with those of our stockholders.

We are asking our stockholders to indicate their support for our named executive officer compensation program as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation programs of our named executive offers, pursuant to item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related tabular and narrative disclosures.

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires companies to conduct a stockholder vote on the frequency of the stockholder advisory vote on the compensation of named executive officers. The Board believes that a frequency of every “3 years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. In determining to recommend that stockholders vote for a frequency of every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation. Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every 1, 2 or 3 years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Recommendation of the Board

The Board recommends that you vote for the option of every “3 Years” for future advisory votes on executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

To the extent permitted by the Sarbanes-Oxley Act of 2002, directors and executive officers of the company and their associates, including family members, from time to time may be or may have been indebted to the company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be or may have been indebted to Southwest Securities or Southwest Securities, FSB, our wholly owned banking subsidiary (the “Bank”), as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is extended in the ordinary course of business, is on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties who are not employees of the company and does not involve a more than normal risk of collectability or present other unfavorable features. Please refer to the section of this proxy statement titled “Corporate Governance—Director Independence and Related Matters” for additional information regarding certain relationships between our directors and the company.

As reported in the 8-K filed on August 1, 2011, we entered into a credit agreement with Hilltop and Oak Hill on July 29, 2011, pursuant to which we obtained a $100 million, five year, unsecured loan with an 8% interest rate from these investors.

In connection with the credit agreement, we issued a warrant to Hilltop to purchase up to 8,695,652 shares of common stock of the company and two warrants to Oak Hill, one to purchase up to 8,419,148 shares of common stock of the company and one to purchase up to 276,504 shares of common stock of the company (each, a “Warrant”). For each of Hilltop and Oak Hill, the Warrants represent an approximately 17% equity interest in the company (assuming each investor exercises its Warrant(s) in full). The Warrants are exercisable for five years, but will expire to the extent that we make prepayments on the loans and the investors do not promptly exercise a corresponding portion of the Warrants.

On July 29, 2011, we also entered into an Investor Rights Agreement with the Hilltop and Oak Hill to provide the investors with certain rights with respect to the common stock that may be issued upon the exercise of the Warrants. Pursuant to the Investor Rights Agreement, each investor will be granted the right to designate one representative to the company’s Board for so long as that investor continues to beneficially own 9.9% of the our outstanding common stock. As further described herein, our Board elected Mr. Gerald J. Ford and Mr. J. Taylor Crandall as directors of the company, effective July 29, 2011. In addition, under the Investor Rights Agreement each of Hilltop and Oak Hill has the right to appoint an observer to attend all meetings of the Board for so long as that investor continues to beneficially own 4.9% of the company’s outstanding common stock. Hilltop has designated Mr. Jeremy Ford and Oak Hill has designated Mr. Scott Kauffman as the respective observers, effective July 29, 2011. Each observer has entered into a Confidentiality Agreement with the company.

Mr. Gerald J. Ford is Chairman of the Board of Hilltop and has a 26.6% beneficial ownership interest in Hilltop and disclaims any beneficial ownership of the Warrant held by Hilltop, except to the extent of his pecuniary interest therein. Mr. J. Taylor Crandall is Managing Partner of Oak Hill Capital Partners.

From time to time and in the ordinary course of its business, the Bank sells participations in loans it generates to other lending institutions or purchases loan participations from such other institutions. At June 30, 2011, Robert A. Buchholz, a director, together with other direct family members, owned an aggregate of 64% of Town Center Holdings, Inc. (“TC Holdings”), a bank holding company that owned 100% of Town Center Bank, located in Coppell, Texas. Robert Buchholz serves as Town Center Bank’s Chairman. On July 31, 2010, certain of the assets of Town Center Bank, including loan participations and foreclosed property, were sold to the TC Holdings.

During fiscal year 2011, our Bank did not buy or sell any loan participations to TC Holdings. In fiscal year 2011, TC Holdings held participations, sold by the Bank in previous years, with an outstanding aggregate balance of $1,813,000 at June 30, 2011 on which borrowers paid $137,000 in interest and fees. TC Holdings and the Bank held participations of $1,404,000 of foreclosed property at June 30, 2011. In fiscal 2011, one loan was sold and TC Holdings was paid $721,000 for its participation share of the net sales price.

The company’s Audit Committee has examined the loan participations bought and sold by the Bank from and to Town Center Bank (now TC Holdings), together with similar transactions entered into at about the same time with independent third parties. Based upon this examination, the Audit Committee has determined that each such transaction was made in the ordinary course of business, was on substantially the same terms, including interest rate and fees, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not present other unfavorable features to the Bank.

Policies and Procedures with Respect to Related Person Transactions

The Board recognizes that related person transactions can present a heightened risk of conflicts of interest. Our written Related Party Transaction Policy and Procedures may be accessed on the corporate governance page of our website at www.swsgroupinc.com. For purposes of SEC rules as well as our Related Party Transaction Policy and Procedures, a “related person transaction” is any transaction in which the company was, is or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. The term “related person” means:

•	any person who is, or at any time since the beginning of the company’s last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•	any person who is known to be the beneficial owner of more than 5% of any class of the company’s voting securities; and

•	any immediate family member of any of the foregoing persons.

The Audit Committee reviews relationships and transactions in which the company and a related person are participants to determine whether such persons have a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transaction:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares;

•

any charitable contribution, grant, or endowment by the company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the Compensation Committee; or

•	compensation to directors determined by the Board.

To identify potential related person transactions, under our policy, we request information from our directors and executive officers about related party transactions as defined above. Where appropriate, we also ask that our directors seek pre-approval for related party transactions. We then review the information provided for any related person transactions. The Audit Committee reviews and approves or ratifies any related person transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person will be disclosed in the company’s proxy statement. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of September 19, 2011, by each person who is known to us to beneficially own more than 5% of our common stock, each of our directors and named executive officers (“NEOs”), and all of our directors and executive officers as a group. Our NEOs consist of all persons serving as our Chief Executive Officer or Chief Financial Officer during fiscal 2011 and our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) who were serving as executive officers as of June 24, 2011. Unless otherwise indicated, the address of each officer and director is 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

	Shares Beneficially Owned(1)(2)
Name	Number	Percent
Beneficial Owners of More Than 5%:
Hilltop Holdings Inc.(3)
200 Crescent Court, Suite 1330, Dallas, TX 75201	9,053,052	21.95%
Oak Hill Capital Management, LLC(4)
65 East 55th Street, 32nd Floor, New York, NY 10022	8,695,652	21.09%
Prescott Group Capital Management LLC(5)
1924 S Utica, Suite F 1120, Tulsa, OK 74104	2,987,967	9.18%
BlackRock, Inc.(6)
55 East 52nd Street; New York, NY 10055	2,531,816	7.78%

Executive Officers and Directors:
Gerald J. Ford(3)	9,053,052	21.95%
Robert A. Buchholz(7)	1,279,202	3.93%
Brodie L. Cobb(8)	993,625	3.05%
Frederick R. Meyer	282,589	*
Don A. Buchholz(9)	175,051	*
Donald W. Hultgren(10)	106,683	*
Daniel R. Leland	100,984	*
Richard H. Litton(11)	95,443	*
James H. Ross	69,903	*
Kenneth R. Hanks(10)	56,425	*
Larry A. Jobe	40,663	*
Stacy M. Hodges(12)	29,477	*
Paul D. Vinton(11)	26,613	*
Dr. Mike Moses	18,823	*
Joel T. Williams III	7,663	*
J. Taylor Crandall	—	*
All directors and executive officers as a group (17 persons)(13)	12,319,973	29.84%

(*)	Denotes less than 1% ownership.

(1)

The rules of the SEC provide that, for purposes of this proxy statement, a person is considered the “beneficial owner” of shares with respect to which the person, directly or indirectly, has or shares voting or dispositive power, irrespective of the person’s economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and dispositive power over the shares listed, subject to the effects of community property laws.

(2)

Based on 32,539,020 shares outstanding on September 19, 2011. Includes shares issued pursuant to the SWS Group, Inc. 2003 Restricted Stock Plan (the “Restricted Stock Plan”). Shares of common stock subject to stock options and other derivative securities that are exercisable within 60 days of September 19, 2011 are deemed beneficially owned by the person holding such options and other derivative securities and deemed outstanding for purposes of calculating the percentage of ownership of such person, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(3)

Based on a Schedule 13D filed on August 8, 2011 and amended on September 16, 2011, on behalf of Hilltop, Hilltop beneficially owned 8,695,652 shares of our common stock that are issuable upon the exercise of a warrant. The warrant is exercisable at any time for five years from the date of original issuance, but will expire to the extent that we prepay the loan made to us by Hilltop, and Hilltop does not exercise a corresponding portion of the warrant. The exercise price and the number of shares of common stock acquirable upon exercise of the warrant are subject to adjustment as set forth in the warrant agreement. The warrant is held by Hilltop of which Mr. Gerald J. Ford is Chairman of the Board and a 26.6% beneficial owner. Mr. Ford disclaims any beneficial ownership of the warrant, except to the extent of his pecuniary interest therein. Mr. Ford is the sole general partner, and trusts for the benefit of his adult sons and adult daughters are the limited partners, of the limited partnership that owns 26.6% of Hilltop. Said beneficiaries disclaim any beneficial ownership of the warrant.

(4)

Based on a Schedule 13D filed on August 5, 2011, on behalf of Oak Hill Capital Partners III, L.P.; Oak Hill Capital Management Partners III, L.P. (together, the “Oak Hill Funds”); OHCP GenPar III, L.P.; OHCP MCP Partners III, L.P.; and OHCP MGP III, Ltd., the 8,695,652 shares of our common stock that are issuable upon the exercise of two warrants held by the Oak Hill Funds. Specifically, Oak Hill Capital Partners III, L.P. holds a warrant to purchase 8,419,148 shares, and Oak Hill Capital Management Partners III, L.P. holds a warrant to purchase 276,504 shares. The general partner of each of the Oak Hill Funds is OHCP GenPar III, L.P. The general partner of OHCP GenPar III, L.P. is OHCP MGP Partners III, L.P. and the general partner of OHCP MGP Partners III, L.P. is OHCP MGP III, Ltd. each of which beneficially own 8,695,652 shares of our common stock that are issuable upon the exercise of the warrants held by the Oak Hill Funds. The warrants are exercisable at any time for five years from the date of original issuance, but will expire to the extent that we prepay the loan made to us by the Oak Hill Funds, and the Oak Hill Funds do not exercise a corresponding portion of the warrants. The exercise price and the number of shares of common stock acquirable upon exercise of the warrants are subject to adjustment as set forth in the warrant agreement.

(5)

Based on a Schedule 13G filed on February 14, 2011, on behalf of Prescott Group Capital Management, L.L.C. (“Prescott Capital”) and related funds and Mr. Phil Frohlich, the principal of Prescott Capital. Prescott Capital may direct the vote and disposition of 2,920,267 shares of common stock held by Prescott Group Aggressive Small Cap master Fund, G.P., and 67,700 shares of our common stock held by Prescott Group Aggressive Mid Cap, L.P. As the principal of Prescott Capital, Mr. Frohlich may direct the vote and disposition of all 2,987,967 shares of our common stock held by the Prescott Capital funds.

(6)

Based on a Schedule 13G filed on January 29, 2010 and amended on February 8, 2010 and February 8, 2011, BlackRock, Inc. beneficially owned 2,531,816 shares of our common stock (reporting sole voting power and sole dispositive power with respect to all shares). BlackRock, Inc. acquired Barclays Global Investors from Barclays Bank PLC on December 1, 2009. The Schedule 13G filed January 29, 2010 effectively amended the Schedule 13G filed February 5, 2009 by Barclays Global fund Advisors.

(7)	Includes 825,000 shares beneficially owned by Union Hill Holdings, Ltd., a limited partnership of which Robert A. Buchholz is a controlling partner.

(8)

Includes 972,083 shares beneficially owned by Cobb Partners, Ltd., a limited partnership of which Mr. Cobb is the managing partner. Cobb Partners is a limited partnership, the partners of which are Brodie L. Cobb and certain members of his family. Brodie L. Cobb is the managing partner of the partnership and has sole voting and investment power with regard to the shares beneficially owned by the partnership.

(9)

Excludes 32,042 shares held by Union Hill Investments, a general partnership, the partners of which are Don A. Buchholz, his wife, his adult daughter and Robert A. Buchholz. Pursuant to the terms of the partnership agreement, neither Don A. Buchholz nor his wife has any voting or investment power with regard to the shares beneficially owned by the partnership. Excludes 57,556 shares held by Union Hill Holdings, Ltd., a limited partnership, the partners of which are Don A. Buchholz and his wife, his adult daughter, Robert A. Buchholz and various Buchholz family trusts. A Buchholz family limited liability company is the general partner of Union Hill Holdings, Ltd. Neither Don A. Buchholz nor his wife has any voting or investment power with regard to the shares beneficially owned by the partnership. Don A. Buchholz and his wife own 6.9765% and Robert A. Buchholz owns 2% of Union Hill Holdings, Ltd. The partnership agreement provides that any partner may withdraw from the partnership only upon unanimous agreement of all the partners. The 57,556 shares held by Union Hill Holdings, Ltd. represent 6.9765% of the total 825,000 shares owned in the name of Union Hill Holdings, Ltd.

(10)

Mr. Donald W. Hultgren resigned August 18, 2010 and Mr. Kenneth R. Hanks resigned October 12, 2010. The shares noted in the table above represent amounts believed to be owned by Mr. Hultgren and Mr. Hanks as of September 19, 2011.

(11)	Includes 12,000 shares of common stock issuable upon exercise of stock options within 60 days of September 19, 2011.

(12)	Includes 6,750 shares of common stock issuable upon exercise of stock options within 60 days of September 19, 2011.

(13)

Includes the information in notes 7-12 above. In addition, includes 35,537 shares of common stock beneficially owned by other executive officers not listed in the above table because such executive officers are not NEOs and 21,750 shares of common stock issuable upon exercise of stock options held by such executive officers within 60 days of September 19, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and regulations of the SEC require our executive officers and directors and persons who own more than 10% of our common stock to file initial reports of beneficial ownership and reports covering any changes in beneficial ownership with the SEC and the NYSE. Executive officers, directors and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with all such reports they file.

To our knowledge and based solely on a review of copies of such reports furnished to us and written representations that no other reports were required for such person, each of our directors, officers and persons owning more than 10% of our common stock complied with all applicable Section 16(a) filing requirements during fiscal 2011 except on September 16, 2010, I. D. Flores III, a former director of the company, filed his Form 4 with the SEC reporting 3,000 shares acquired in the open market on September 10, 2010. The filing date requirement for the Form 4 was September 13, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented elsewhere in this proxy statement.

Compensation Philosophy and Objectives

As a securities and banking firm, one of our greatest assets is the skill, experience and efforts of our employees. Our long-term success depends on our ability to provide solutions that enable our clients to achieve their financial and business goals. In our industry, employee talents are easily transferred from one employer to another, and there is continual competitive activity to recruit talented individuals with valuable experience.

Our executive officer compensation program is designed to reward and retain talented executive officers while holding them accountable for the performance of the company and, where applicable, the business units they manage by basing elements of their compensation on a combination of company and business unit results. By offering a combination of compensation elements including salary, cash incentive awards and long-term equity based incentive compensation, we seek to achieve the following objectives:

•	to attract, motivate and retain highly qualified executive officers through a competitive total compensation program;

•	to ensure that a substantial portion of executive officer compensation is tied to the achievement of financial and strategic objectives and to the financial results of individual business units; and

•	to maintain an appropriate balance between base salary, cash incentive awards and long-term equity based incentive compensation, with more variable compensation risk at higher salary grades.

Because our industry depends, in large measure, on the successful efforts of commission-earning sales professionals, which commissions have historically been paid in cash, compensation within broker/dealers of comparable size is more heavily weighted to cash than is found in many other industries. The Compensation Committee (the “Committee”) takes these realities into account, and also seeks to align the cash compensation of NEOs with the success of both the individual business unit over which they have managerial authority and the success of the overall company. Our NEOs consist of all persons serving as our Chief Executive Officer or Chief Financial Officer during fiscal 2011 and our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) who were serving as executive officers as of June 24, 2011. During fiscal 2011, these individuals were James H. Ross, Stacy M. Hodges, Daniel R. Leland, Richard H. Litton and Paul D. Vinton. Also included in this compensation discussion and analysis are Donald W. Hultgren and Kenneth R. Hanks, our former Chief Executive and Chief Financial Officers.

The Committee evaluates both compensation (particularly salary, cash incentive awards and long-term equity based incentive compensation) and performance of our executive officers, measured by return on stockholder’s equity (“ROE”), relative to other companies in a comparator group to ensure that we maintain the ability to attract and retain superior employees in key positions while not getting ahead of the market. The Committee seeks to compensate NEOs at a level that is competitive with similar firms in the brokerage and banking industries and to align NEOs’ incentives with the interests of our stockholders. While the Committee has primary responsibility for compensation across the company, all grants of stock are subject to final approval by the Board.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured salary, cash incentive awards and long-term equity-based incentive compensation in a manner designed to motivate NEOs to achieve the company’s business goals and to reward the NEOs for achieving those goals. In establishing total annual compensation for the Chief Executive Officer, Chief Financial Officer and the other NEOs, the Committee performs the following reviews:

•

Assessment of Company Performance. The Committee’s primary measure of total company performance is ROE, measured as net income for the fiscal year divided by retained earnings at the beginning of the fiscal year. The Committee reviews the company’s historical performance, the market cycle, and competitor returns to determine a target ROE for the fiscal year. This target is linked to an assigned multiplier factor which has a direct impact on the amount of cash and equity-based incentive compensation available to the NEOs for the fiscal year.

•

Assessment of Business Unit Performance. Business unit performance has a material impact on the compensation of NEOs responsible for managing revenue-producing business units. We believe that this portion of annual compensation provides a strong incentive to increase financial performance and enhance returns to stockholders. The company’s primary measure of business unit performance is pre-tax income for the business unit. The Committee also reviews the performance of each revenue-producing business unit as well as each NEO’s role and responsibilities in achieving that performance to determine a preset percentage of pre-tax income for an applicable business unit that can be earned by an NEO as cash incentive compensation. This approach enables us to control costs in individual business units when revenues decline in down markets and to reward executives when revenues are growing in expanding markets.

•

Comparative Analysis. The Committee also compares each component of the NEO’s total compensation against the similar components of compensation reported for a group of financial institutions that either directly competes with us for business and/or talent or are organizations with similar scope, size or other characteristics to SWS Group, Inc. The group is periodically reviewed and updated by the Committee. The companies currently comprising the group are:

• Raymond James Financial, Inc. • Sanders, Morris Harris Group, Inc. • Piper Jaffray Companies • Jefferies Group, Inc. • KBW, Inc.	• Stifel Financial Corp. • Penson Worldwide, Inc. • Cowen Group, Inc. • Landenburg Thalmann Financial Services, Inc.

The companies that comprise the group in some instances are much larger companies than we are in terms of revenues and have greater resources than we do. The Committee realizes this size disparity and takes the difference into account. The Committee also considers the relative profitability of the group, the market challenges faced and overcome and the general trend lines of their businesses. The Committee does not target a specific percentile within the group, but uses the levels of compensation as a guide in evaluating and setting compensation for our NEOs.

There is no pre-established policy or target for the allocation between either cash incentives or long-term equity based incentive compensation. Rather, the Committee considers information provided by the group analysis as well as its own judgment to determine the appropriate level and mix of each component of the compensation program. Also, the Committee reviews our short- and long-term goals and objectives when considering the right mix of cash and equity compensation.

With respect to our Chief Executive Officer and Chief Financial Officer, total compensation has been set to reward productivity and profitability on a firm-wide basis. While providing a competitive base salary, the cash incentive awards and long-term equity incentive awards for our Chief Executive Officer and Chief Financial Officer are based solely on performance of the company as a whole in order to focus their efforts on creating long-term stockholder value.

Many of our other executive officers, including the NEOs, have roles that blend both management and production responsibilities. In setting their total compensation, the Committee considers not only the general compensation comparative group information but also the opportunities our NEOs would have if they chose to focus entirely on their production abilities. Consequently, one-half of their cash incentive award is based exclusively on the internally measured profitability of the business unit for which the NEO has primary profit and loss responsibility, and the NEO (other than the Chief Executive Officer and Chief Financial Officer) is paid a percentage of that internally measured profitability. The other half of their cash incentive compensation is based on the performance of the company as a whole. These executives are also provided with a competitive base salary.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions affecting the Chief Executive Officer’s compensation. Compensation for all other executive officers, including the NEOs, is determined by the Committee after considering the individual’s role and responsibilities, external market data and recommendations made by the Chief Executive Officer. The Committee also reviews and approves the recommendations from the Chief Executive Officer on equity compensation for all other employees.

The Chief Executive Officer annually reviews the performance of each of the NEOs (excluding himself). The conclusions reached and recommendations based on these reviews are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards with respect to the NEO, or any other employee.

Elements of Compensation

Base Salaries. The first component of NEO compensation is cash compensation in the form of base salaries. Base salaries are set to be competitive within our industry and our comparator group, with due consideration given to our size and geographic location. The base salary amounts are reviewed annually and may be adjusted based on the individual NEO’s level of responsibility and performance.

The Committee views base salary as a way to provide a non-performance based element of compensation that is certain and predictable. Decisions on NEO compensation are made focusing on all components of total direct compensation while being sensitive to the needs of our NEOs for a certain level of compensation stability. The Committee believes the established base salary levels strike the proper balance between aligning the interest of the NEO as closely as possible with those of the stockholders while avoiding exposing them to undue compensation risk. The Committee’s determination of the appropriate level of base salary paid to NEOs is subjective and not formulaic. Factors that influence the base salary include, but are not limited to:

•	The nature and responsibility of the position;

•	The impact, contribution, expertise and experience of the individual NEO;

•	Competitive market information regarding salaries to the extent they are available and relevant;

•	The importance of retaining the individual along with the competitiveness of the market for the individual NEO’s talent and services; and

•	The recommendations of the Chief Executive Officer (except in the case of his own compensation).

Cash Incentive Awards. The second component of our NEO compensation consists of cash incentive awards based on our fiscal year operating results, measured by ROE, and the individual NEO’s contribution for the year. This methodology creates an incentive by linking the overall financial achievements of the company to the achievement of an individual NEO’s goals and objectives.

NEOs controlling individual business lines earn incentive awards based on a combination of the company’s overall ROE and income of the controlled business line(s). Each NEO receives one-half of a pre-determined percentage of internally reported pre-tax income generated by their respective business line. The balance of the cash incentive award is earned based on the assigned multiplier factor for the company’s ROE targets.

This methodology is weighted to provide incentive focused primarily on the success of each individual’s business line and secondarily on the health of the company as a whole. Subject to Committee review and potential adjustment, any cash incentive award is subject to a standard deferral schedule.

Cash incentive plan award calculations for Mr. Ross and Ms. Hodges, who were not in charge of any individual business unit in fiscal 2011, were based on a combination of the company’s overall ROE and consolidated pre-tax income of the company. Generally, the executive receives one-half of a pre-determined percentage of consolidated pre-tax income. The balance of the incentive award is based on the assigned multiplier factor for the company’s ROE targets. If the company’s ROE is below 8%, the multiplier is -0- and no cash incentive is paid. At 8%, the ROE Multiplier is 10% and increases arithmetically until reaching an ROE of 12.5% at which point the ROE Multiplier is 100%. Between 12.5% and 15% ROE, the ROE Multiplier remains at 100% and above 15%, the ROE Multiplier again increases arithmetically. The complete ROE Multiplier table appears below:

Cash Incentive Plan ROE Multiplier Table

ROE	Award %	ROE	Award %
8.00%	10%	15.00%	125%
8.50%	20%	17.50%	150%
9.00%	30%	20.00%	175%
9.50%	40%	25.00%	200%
10.00%	75%	30.00%	225%
10.50%	80%	35.00%	250%
11.00%	85%	40.00%	275%
11.50%	90%	45.00%	300%
12.00%	95%	50.00%	325%
12.50%	100%

In fiscal 2011, the company’s ROE was less than 1% and, therefore, the ROE Multiplier was zero.

The preliminary cash incentive award produced by the formula above is then subject to the review and discretion of the Committee, which may adjust the incentive award to compensate for unusual events that might otherwise skew the calculation and produce results contrary to the Committee’s compensation policies. The company generally pays cash incentive awards to NEOs using the following payment schedule: the first $150,000 is paid in cash shortly after the end of the fiscal year, 50% of the next $150,000 is paid concurrently, 30% is deferred for 12 months and 20% is deferred for 24 months; and for any amount over $300,000, 34% percent is paid concurrently, 33% is deferred for 12 months, and the remaining 33% is deferred for 24 months. The deferred portion of the cash incentive award does not earn interest and is payable only if the NEO remains employed by the company at the one- and two-year anniversaries of the Committee review and approval (usually in August of each year).

Mr. Ross’ incentive award pool was established using a preset percentage of internally reported pre-tax profits for our brokerage business lines. The preset percentage for 2011 was 2%. Thereafter, the available pool was divided in half, with one-half being subject to the ROE Multiplier, the entire award being subject to the discretion of the Committee, and the approved incentive award subject to the standardized deferral process. Because the ROE multiplier was zero, the Committee awarded Mr. Ross approximately 50% of his available pool plus a discretionary amount of $173,014, for a total of $450,000, bringing his total cash compensation to $886,347. Of Mr. Ross’ cash incentive award for 2011, $63,653 was paid in 24 installments in fiscal 2011, $212,347 was paid in August 2011, $94,500 will be payable in August 2012 (subject to forfeiture), and $79,500 will be payable in August 2013 (subject to forfeiture).

Ms. Hodges’ incentive award pool was established using a preset percentage of consolidated pre-tax income. The preset percentage was 1.0%. Thereafter, the pool was divided in half with one-half subject to the ROE Multiplier, the entire award being subject to the discretion of the Committee, and the approved incentive award subject to the standardized deferral process. Because the ROE Multiplier was zero and the company had a consolidated net loss in fiscal 2011, the Committee chose, at its discretion, to award Ms. Hodges an incentive cash award of $150,000, bringing her total cash compensation to $475,443. All $150,000 of Ms. Hodges’ cash incentive award for 2011 was paid in August 2011.

Mr. Leland’s cash incentive award pool was established using a preset percentage of internally reported pre-tax profits for our Taxable Fixed Income business line. The preset percentage for 2011 was 20%. Thereafter, the available pool was divided in half, with one-half being subject to the ROE Multiplier, the entire award being subject to the discretion of the Committee, and the approved incentive award subject to the standardized deferral process. Because the ROE multiplier was zero, the Committee awarded Mr. Leland approximately 50% of his available pool, or $1,617,313, bringing his total cash compensation to $1,842,313. Of Mr. Leland’s cash incentive award for 2011, $672,886 was paid in August 2011, $479,713 will be payable in August 2012 (subject to forfeiture), and $464,714 will be payable in August 2013 (subject to forfeiture).

Mr. Litton’s available pool was established using a preset percentage of internally reported pre-tax profits for our Municipal Finance business line. The preset percentage for 2011 was 15%. Thereafter, the available pool was divided in half, with one-half being subject to the ROE Multiplier, the entire award being subject to the discretion of the Committee, and the approved incentive award subject to the standardized deferral process. Because the ROE multiplier was zero, the Committee awarded Mr. Litton approximately 50% of his available pool, or $1,643,375, bringing his total cash compensation to $1,868,375. Of Mr. Litton’s cash incentive award for 2011, $681,748 was paid in August 2011, $488,314 will be payable in August 2012 (subject to forfeiture), and $473,313 will be payable in August 2013 (subject to forfeiture).

Mr. Vinton’s available pool was established using a preset percentage of internally reported pre-tax profits for our Portfolio Trading, Stock Loan and Clearing business lines. The preset percentage for 2011 was 5% of Portfolio Trading, 1% of Stock Loan and 10% of Clearing. Thereafter, the available pool was divided in half, with one-half being subject to the ROE Multiplier, the entire award being subject to the discretion of the Committee, and the approved incentive award subject to the standardized deferral process. Because the ROE multiplier was zero, the Committee awarded Mr. Vinton approximately 50% of his available pool, or $205,392, bringing his total cash compensation to $443,742. Of Mr. Vinton’s cash incentive award for 2011, $177,696 was paid in August 2011, $16,618 will be payable in August 2012 (subject to forfeiture), and $11,078 will be payable in August 2013 (subject to forfeiture).

Deferred Compensation Plan. We also maintain a Deferred Compensation Plan that works in tandem with our cash incentive program. The plan was created in order to increase retention of executive officers and senior management, as well as to increase stock ownership among participants in the plan. The plan allows participants to defer up to 50% of each cash incentive award and to invest such amounts in various investment alternatives, including our common stock. We match 15% of the deferrals made by participants up to $15,000 through matching contributions that vest ratably over four years. The Committee believes programs such as the Deferred Compensation Plan further align the NEOs’ long-term financial and strategic interests with those of our stockholders.

Long-Term Incentive Compensation. The third component of our NEO compensation program is long-term incentive compensation. Long-term incentive compensation is comprised of the following components:

•

Profit Sharing/401(k) Plan. We have a defined contribution Profit Sharing/401(k) Plan to provide certain retirement benefits. This plan covers substantially all of our employees, including NEOs. Amounts contributed by employees are based on gross compensation, subject to limitations imposed by the Internal Revenue Code of 1986, as amended, and regulations adopted by the Internal Revenue Service. The company makes profit sharing contributions in cash to employee accounts dependent on our profits. These contributions vest over a period of six years. We also provide 401(k) matching contributions of up to 4% of eligible compensation, which vest immediately.

•	Restricted Stock Plan. Shortly after the beginning of the fiscal year, the Committee establishes ROE performance goals for the upcoming fiscal year, which must be satisfied before any awards may be granted to NEOs under the Restricted Stock Plan, which was established in 2003. The ROE goal is linked to a multiplier factor that is applied to the NEO’s base salary to compute the dollar amount of a restricted stock award, which is then divided by the company’s closing price on the date of the award. Notwithstanding the non-satisfaction of such performance goals, the Board may, in its discretion, make awards of restricted stock under the Restricted Stock Plan.

The following table reflects the ROE Multiplier used to determine restricted stock awards in fiscal 2011:

NEO Restricted Stock ROE Multiplier Table

ROE	% of Salary	ROE	% of Salary
3.00%	5%	12.00%	20%
5.00%	10%	12.50%	25%
8.00%	15%	15.00%	30%
8.50%	15%	17.50%	35%
9.00%	15%	20.00%	40%
9.50%	15%	25.00%	45%
8.00%	15%	30.00%	50%
8.50%	15%	35.00%	55%
10.00%	20%	40.00%	60%
10.50%	20%	45.00%	65%
11.00%	20%	50.00%	70%
11.50%	20%

Because the ROE was less than 3% for fiscal 2011, no restricted stock was granted under the plan.

Annual awards generally vest ratably over a three year period, with the exception of Board members, whose restricted stock grants vest one year after the grant date. This component of annual compensation helps us retain our NEOs because, at the Board’s discretion, an award is subject to forfeiture if an NEO leaves the company prior to vesting for any reason other than retirement. Consequently, because a sizeable portion of each NEOs restricted stock grant is not vested in the year it is earned, the cost of leaving the company can be significant to the NEO. This also has the benefit of creating NEO wealth concentrated in our stock, which intensifies their focus on the long-term performance of the company and ensures alignment with our stockholders. Finally, these awards contain restrictive covenants against post-termination competition, use of confidential information and solicitation of employees.

The Restricted Stock Plan allows for the payment of dividends on unvested shares. During fiscal 2011, the following amounts were paid to our NEOs and directors for dividends on unvested shares of restricted stock:

Name	Dividends Paid on Unvested Restricted Shares
Donald W. Hultgren	$2,246
Kenneth R. Hanks	342
James H. Ross	2,363
Stacy M. Hodges	285
Daniel R. Leland	285
Richard Litton	285
Paul Vinton	287
Robert A. Buchholz	292
Brodie Cobb	170
I.D. Flores III	292
Larry Jobe	170
Fred Meyer	170
Dr. Mike Moses	170
Joel T. Williams III	350

•

Stock Option Plans. Since the adoption of the Restricted Stock Plan in 2003, the company has not granted any stock options. Previously, stock options were granted under the SWS Group, Inc. Stock Option Plan, which terminated February 1, 2006 (the “1996 Stock Option Plan”) and the SWS Group, Inc. 1997 Stock Option Plan, which terminated August 19, 2007 (the “1997 Stock Option Plan”). Outstanding options, which usually have terms of ten years, may be exercised in accordance with their terms until they expire. All of the NEOs (except Mr. Leland and Mr. Ross) hold options that were granted in 2002 and earlier. See the “Outstanding Equity Awards at June 24, 2011” table below.

The Committee believes that the components of our long-term incentive compensation provide an incentive to achieve our long-term strategic goals by aligning the financial interests of the NEO with those of our stockholders.

Retention Bonus. On July 29, 2011, we completed a $100 million capital raise primarily to address elevated classified asset levels at the Bank. The conditions and regulatory actions at the Bank have put stress on the operation of our broker/dealer.

One of our primary assets at the broker/dealer is the specialized skill, expertise and experience of our employees. In recognition of this fact, we have taken great care to target and retain the talented and experienced NEO’s that have sustained the company through this operating environment. To that end, in April 2011, the Compensation Committee recommended, and the Board approved, a one-time retention bonus plan for specific NEO’s at the company.

The retention bonus is paid in equal installments over four years. The installments may be paid in cash or restricted stock with immediate vesting subject to Board discretion. The NEO must be employed by the company at the time each installment is paid or the remainder of the retention bonus will be forfeited.

The amounts granted were determined at the discretion of the Compensation Committee, and factors used in computing the retention amount included the NEO’s compensation structure, their contribution to specific business lines as well as their contribution to the company as a whole. Also, due to the lack of return on equity over the past two years, restricted stock based compensation has not been granted. While the retention bonus is not intended to replace the Restricted Stock Plan, the Compensation Committee believes the four year installment structure will complement the Restricted Stock Plan and strengthen the retention of our NEO’s.

Mr. Ross received a retention bonus of $400,000 to be paid out in equal installments of $100,000 over the next four years beginning in August 2011. As noted above, the award is subject to continued employment with the company at the time each installment is paid.

Ms. Hodges received a retention bonus of $345,000 to be paid out in equal installments of $86,250 over the next four years beginning in August 2011. As noted above, the award is subject to continued employment with the company at the time each installment is paid.

Mr. Leland and Mr. Litton each received a retention bonus of $1,300,000 to be paid out in equal installments of $325,000 over the next four years beginning in August 2011. As noted above, the award is subject to continued employment with the company at the time each installment is paid.

Mr. Vinton received a retention bonus of $200,000 to be paid out in equal installments of $50,000 over the next four years beginning in August 2011. As noted above, the award is subject to continued employment with the company at the time each installment is paid.

Explanation of Fluctuations in NEO Compensation from Fiscal 2010 to Fiscal 2011

Mr. Ross’ total compensation as shown in the Summary Compensation Table decreased $12,000 from fiscal 2010 to fiscal 2011. The decrease was due primarily to a $348,000 decrease in stock awards offset by an $86,000 increase in Mr. Ross’ salary as a result of his promotion to CEO in August 2010 and a $250,000 increase in Mr. Ross’ cash incentive award for fiscal 2011. The decrease in the stock award was due to the Board not granting restricted stock in fiscal 2011. In fiscal 2011 and fiscal 2010, Mr. Ross’ incentive cash award was based on the pre-tax profits reported for our brokerage business lines. The pre-tax income from this segment was up 38% during the period; consequently, Mr. Ross’ cash incentive compensation was up by a similar ratio. Also, the Board chose to give Mr. Ross a discretionary cash incentive award of $173,000. The $173,000 was given by the Board to recognize the value of the service provided to the executive management team since his election as CEO of the Company in fiscal 2011.

Ms. Hodges’ total compensation as shown in the Summary Compensation Table increased $217,000 from fiscal 2010 to fiscal 2011. The increase was due to a $101,000 increase in Ms. Hodges’ salary as a result of her promotion to CFO in October 2010 and a $150,000 increase in Ms. Hodges’ cash incentive award. Ms. Hodges did not earn an incentive award in fiscal 2010. These increases were offset by a $34,000 decrease in stock awards because the Board did not grant restricted stock in fiscal 2011.

Mr. Leland’s total compensation as shown in the Summary Compensation Table decreased $492,000 from fiscal 2010 to fiscal 2011. The decrease was due primarily to a $458,000 decrease in Mr. Leland’s cash incentive award and a $34,000 decrease in the amount of restricted shares granted in fiscal 2011 because the Board did not grant restricted stock in fiscal 2011. Mr. Leland’s cash incentive award was primarily based on the pre-tax profits reported for our Taxable Fixed Income business line. The pre-tax profit in the Taxable Fixed Income business line decreased 17% from fiscal 2010 to fiscal 2011 thus leading to a decrease in Mr. Leland’s fiscal 2011 cash incentive award.

Mr. Litton’s total compensation as shown in the Summary Compensation Table increased $132,000 from fiscal 2010 to fiscal 2011. The increase was due primarily to an increase of $166,000 in Mr. Litton’s cash incentive award for fiscal 2011 offset by a decrease in stock awards of $34,000. The $166,000 increase in Mr. Litton’s cash incentive award was due to the increase in pre-tax profits reported by our Municipal Finance business, which consists of both our Public Finance and Municipal Distribution business lines. Together, our Public Finance and Municipal Distribution business lines had an increase in pre-tax profit of 11% from fiscal 2010 to fiscal 2011. Stock awards decreased in fiscal 2011 because the Board did not grant restricted stock.

Mr. Vinton’s total compensation as shown in the Summary Compensation Table decreased $69,000 from fiscal 2010 to fiscal 2011. The decrease was due primarily to a $35,000 decrease in Mr. Vinton’s cash incentive award for fiscal 2011 and a $34,000 decrease in stock awards because the Board did not grant restricted stock in fiscal 2011. The $35,000 decrease in Mr. Vinton’s cash incentive award was due to the 15% decrease in pre-tax profits reported by our Portfolio Trading, Stock Loan and Clearing business lines.

Chief Executive Officer’s Compensation

In keeping with our general compensation philosophy, our Chief Executive Officer’s base salary was established to place emphasis on incentive compensation while remaining competitive with others in our industry. The Committee reviewed measures of individual performance to determine the cash incentive award portion of his annual compensation. Our Chief Executive Officer participates in the same profit sharing plan as the other executive officers and employees. In determining Mr. Ross’ fiscal 2011 compensation, the Committee considered Mr. Ross’ performance, his compensation history and other subjective factors in light of our financial results over the last completed fiscal year. The Committee believes that Mr. Ross’ fiscal 2011 total compensation package was commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in the size, business mix and geographic area of the companies reviewed.

Employment Agreements

Historically, we have not entered into employment agreements with our executive officers. However, the Committee will enter into an employment agreement when the Committee determines that an employment agreement is necessary and appropriate to attract an executive based on company needs and/or it determines that an employment agreement is desirable for the company to obtain a measure of assurance as to the executive’s continued employment.

We do not have employment agreements or any agreements to provide severance protection to any NEO. All of the long-term compensation plans provide for payment or vesting due to scenarios such as a change of control of the company. Accordingly, if the Chief Executive Officer or any NEO terminates his or her employment for any reason and there has not been a change of control of the company, any severance payments or other benefits would be at the discretion of the Committee.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits our ability to deduct the cost of certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table in the proxy statements of public companies. This limitation resulted in a lost deduction of approximately $1,855,000 in our 2010 return filed in September 2011. However, the Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. Accordingly, the Committee may continue to authorize payments that may not be fully deductible if the Committee believes it is in the company’s best interest to do so.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2011, the members of the Committee were Messrs. Meyer, Cobb and Jobe. None of the members was at any time during fiscal 2011, or at any other time, an officer or employee of the company. During fiscal 2011, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on our Committee or our Board. Please refer to the section of the proxy statement titled “Corporate Governance—Director Independence and Related Matters” for information regarding certain relationships between members of our Committee and the company.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Brodie L. Cobb, Chairman

Larry A. Jobe

Frederick R. Meyer

EXECUTIVE COMPENSATION

Annual and Long-Term Compensation

The following table sets forth information concerning compensation earned by our NEOs during the fiscal years ended June 24, 2011, June 25, 2010 and June 26, 2009:

Fiscal Year 2011, 2010 and 2009 Summary Compensation Table

Name and Principal Position	Fiscal Year Ended the Last Friday of June	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)(3)		Total Compensation ($)
James H. Ross	2011	$436,347	$—	$450,000	$9,800		$896,147
President and Chief Executive Officer(*)	2010	350,000	348,100	200,586	9,800		908,486
	2009	350,000	70,000	490,132	10,950		921,082

Donald W. Hultgren	2011	$110,599	$—	$—	$360,800	(4)	$471,399
Chief Executive Officer (*)	2010	450,000	67,500	—	9,800		527,300
	2009	450,000	90,000	358,052	10,950		909,002

Stacy M. Hodges	2011	$325,443	$—	$150,000	$9,800		$485,243
Executive Vice President, Chief Financial Officer and Treasurer(*)	2010	225,000	33,750	—	9,800		268,550
	2009	225,000	45,000	142,676	10,950		423,626

Kenneth R. Hanks	2011	$105,000	$—	$—	$289,800	(4)	$394,800
Executive Vice President, Chief Financial Officer and Treasurer(*)	2010	360,000	54,000	—	9,800		423,800
	2009	360,000	72,000	238,701	18,675		689,376

Daniel R. Leland	2011	$225,000	$—	$1,617,313	$9,800		$1,852,113
Executive Vice President	2010	225,000	33,750	2,075,252	9,800		2,343,802
	2009	225,000	45,000	3,636,264	10,950		3,917,214

Richard H. Litton	2011	$225,000	$—	$1,643,375	$9,800		$1,878,175
Executive Vice President	2010	225,000	33,750	1,477,554	9,800		1,746,104
	2009	225,000	45,000	898,841	10,950		1,179,791

Paul D. Vinton	2011	$238,350	$—	$205,392	$9,800		$453,542
Executive Vice President	2010	238,350	34,050	240,796	9,800		522,996
	2009	238,350	45,400	204,679	10,950		499,379

(*)

Mr. Hultgren resigned from his positions with the company on August 18, 2010, at which time, Mr. Ross was appointed CEO and a member of the company’s Board. Mr. Hanks resigned from his positions with the company on October 12, 2010, at which time, Ms. Hodges was appointed CFO.

(1)

Amounts shown consist of awards of restricted stock granted pursuant to the Restricted Stock Plan. All awards, except a 20,000 share grant to James H. Ross, which was made August 24, 2009 at a price of $14.78, vest pro rata over a three year period. Mr. Ross’ grant of 20,000 shares vests pro rata over a five year period. The amounts shown were not actually paid to the NEO. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the shares of restricted stock awarded to each of them in fiscal 2009, 2010 and 2011. These values were determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Footnote 1(r), Stock-Based Compensation and Footnote 19, Employee Benefits-Restricted Stock Plan of our audited financial statements, which are included in our 2011 annual report accompanying this proxy statement. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(2)

In accordance with the deferral policy discussed in “Compensation Discussion and Analysis—Elements of Compensation,” payouts of incentive cash awards for each NEO earned in fiscal years 2009, 2010 and 2011 were as follows:

	Payout in Fiscal Year	Cash Incentive Award in Fiscal Year			Total
Name		2009	2010	2011
James H. Ross	2011	$92,743	$15,176	$276,000	$383,919
	2012		$10,117	$94,500	$104,617
	2013			$79,500	$79,500

				$450,000

Stacy M. Hodges	2011	$—	$—	$150,000	$150,000
	2012		$—	$—	$—
	2013			$—	$—

				$150,000

Daniel R. Leland	2011	$1,130,967	$630,833	$672,886	$2,434,686
	2012		$615,833	$479,713	$1,095,546
	2013			$464,714	$464,714

				$1,617,313

Richard H. Litton	2011	$227,617	$433,593	$681,748	$1,342,958
	2012		$418,593	$488,314	$906,907
	2013			$473,313	$473,313

				$1,643,375

Paul D. Vinton	2011	$3,743	$27,239	$177,696	$208,678
	2012		$18,159	$16,618	$34,777
	2013			$11,078	$11,078

				$205,392

The 2011 payout was paid in August 2011, except for $63,653 of Mr. Ross’ cash incentive award which was paid out in 24 installments in fiscal 2011. The 2012 and 2013 payouts of the cash incentive awards do not earn interest and are payable only if the executive remains employed by the company at the one- and two- year anniversaries of the Committee review and approval of such awards.

(3)	This amount represents employer matching contributions under our 401(k) Plan. The amount of perquisites and personal benefits did not exceed $10,000 for any NEO during fiscal 2011.

(4)

Amount represents payments under the consulting agreements established upon termination of Mr. Hultgren and Mr. Hanks. Mr. Hultgren and Mr. Hanks received $90,000 and $80,000, respectively, in one lump sum on the date of signing the consulting agreement. Mr. Hultgren is to receive $360,000, for a total amount of $450,000 over a twelve month period beginning October 1, 2010. Mr. Hanks is to receive $300,000, for a total amount of $380,000 over a twelve month period beginning November 1, 2010.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table summarizes all grants of plan-based awards made to our NEOs in fiscal 2011.

Fiscal Year 2011 Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
James H. Ross	—	$450,000	(1)	—	$—
Stacy M. Hodges	—	150,000	(2)	—	—
Daniel R. Leland	—	1,617,313	(3)	—	—
Richard H. Litton	—	1,643,375	(4)	—	—
Paul D. Vinton	—	205,392	(5)	—	—

(1)

The amount shown represents the amount earned by Mr. Ross as cash incentive compensation during fiscal 2011. $63,653 was paid in 24 installments in fiscal 2011 and $212,347 was paid in August 2011 with the remaining $174,000 subject to the payout in annual installments through August 2013.

(2)	The amount shown represents the amount earned by Ms. Hodges as cash incentive compensation during fiscal 2011. $150,000 was paid in August 2011.

(3)

The amount shown represents the amount earned by Mr. Leland as cash incentive compensation during fiscal 2011. $672,886 was paid in August 2011 with the remaining $944,427 subject to the payout in annual installments through August 2013.

(4)

The amount shown represents the amount earned by Mr. Litton as cash incentive compensation during fiscal 2011. $681,748 was paid in August 2011 with the remaining $961,627 subject to the payout in annual installments through August 2013.

(5)

The amount shown represents the amount earned by Mr. Vinton as cash incentive compensation during fiscal 2011. $177,696 was paid in August 2011 with the remaining $27,696 subject to the payout in annual installments through August 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes all outstanding equity awards held by our NEOs as of June 24, 2011:

Outstanding Equity Awards At June 24, 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have not Vested (#)(2)		Market Value of Shares of Stock that Have not Vested ($)(3)
James H. Ross	—		—	—	1,322	(5)	$7,456
	—		—	—	2,368	(6)	$13,356
	—		—	—	16,000	(7)	$90,240

Stacy M. Hodges	8,296	(4)	$10.30	9/10/11	—		—
	6,750	(4)	$8.95	8/22/12	—		—
	—		—	—	850	(5)	$4,794
	—		—	—	1,522	(6)	$8,584

Daniel R. Leland	—		—	—	850	(5)	$4,794
	—		—	—	1,522	(6)	$8,584

Richard H. Litton	7,375	(4)	$10.30	9/10/11	—		—
	12,000	(4)	$8.95	8/22/12	—		—
	—		—	—	850	(5)	$4,794
	—		—	—	1,522	(6)	$8,584

Paul D. Vinton	12,000	(4)	$8.95	8/22/12	—		—
	—		—	—	857	(5)	$4,833
	—		—	—	1,536	(6)	$8,663

(1)	All amounts are 100% vested at June 24, 2011.

(2)	Issued pursuant to the Restricted Stock Plan.

(3)	Amount is based on the closing market price of our common stock on the NYSE on June 24, 2011, which was $5.64.

(4)	Issued pursuant to the 1996 Stock Option Plan.

(5)	Shares vested on August 25, 2011.

(6)	One-half of the shares vested or vest on each of August 24, 2011 and 2012, as applicable.

(7)	One-fourth of the shares vested or vest on each of August 24, 2011, 2012, 2013, and 2014, as applicable.

Option Exercises and Stock Vested

The following table summarizes all options exercised by, and shares vested for, our NEOs for the fiscal year ended June 24, 2011.

Option Exercises and Stock Vested in Fiscal Year 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
James H. Ross	8,049	$58,080
Stacy M. Hodges	2,603	$18,797
Kenneth R. Hanks	4,165	$30,077
Daniel R. Leland	2,603	$18,797
Richard H. Litton	2,603	$18,797
Paul D. Vinton	2,626	$18,963

(1)	The amount shown is based on the average of the high and low market price of the company’s common stock on the NYSE on the vesting dates.

Change of Control, Severance Agreements

We do not currently have separate change of control or severance agreements with any NEO. However, certain of our compensation plans have provisions that are triggered by a change of control or termination of a NEO.

Under the Deferred Compensation Plan, upon termination of a NEO’s employment, the vested account balance of the deferred compensation will be paid as a termination benefit. Upon a defined change of control, the NEO may receive a change of control benefit equal to the NEO’s vested account balance or have the account balance remain subject to the terms and conditions of the plan, depending on the election of the NEO at the time the NEO began participating in the plan. The payment of this benefit will not result in additional compensation expense to the company.

Under the Deferred Compensation Plan, a change of control is generally defined as: (1) any consolidation, merger or share exchange of the company in which the company is not the continuing or surviving corporation; (2) any sale, lease, exchange or other transfer of all or substantially all of the assets of the company; (3) the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (A) at the date of the plan were directors or (B) become directors after the date of the plan and whose election or nomination for election by the company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of the plan or whose election or nomination for election was previously so approved; or (5) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% of the voting power of the company’s outstanding voting securities.

Under the Restricted Stock Plan, termination of an employee’s service under the plan (including, but not limited to, voluntary resignation or termination with or without cause) before the restricted shares become vested will result in those non-vested shares being forfeited. However, in the event of a change of control, as defined by the plan, or the death of an NEO (if set forth in the applicable award agreement), all outstanding awards will automatically vest.

Under the Restricted Stock Plan, a change of control is generally defined as: (1) any consolidation, merger or share exchange of the company in which the company is not the continuing or surviving corporation; (2) any sale, lease, exchange or other transfer of all or substantially all of the assets of the company; (3) the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (A) were directors on November 12, 2003 or (B) become directors after such date and whose election or nomination for election by the company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at such date or whose election or nomination for election was previously so approved; (5) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% of the voting power of the company’s outstanding voting securities; or (6) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the company to a case under Chapter 7.

The table below represents the number of shares and the market value of those shares that would have vested had a change in control occurred as of June 24, 2011 using the closing market price of our common stock on the NYSE on June 24, 201, or $5.64 per share:

Name	Number of Shares of Stock that Vest upon Change in Control (#)	Market Value of Shares of Stock that Vest upon Change in Control ($)
James R. Ross	19,690	$111,052
Stacy M. Hodges	2,372	$13,378
Daniel R. Leland	2,372	$13,378
Richard H. Litton	2,372	$13,378
Paul D. Vinton	2,393	$13,496

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Prior to our annual meeting on November 18, 2010, members of the Board who were non-employee directors, other than the Chairman of the Board, received an annual retainer of $20,000 paid on a quarterly basis, $1,000 for attendance at each regular quarterly Board meeting and $500 for attendance at each special Board meeting and committee meeting. The Audit Committee chairman received $1,000 per committee meeting and other committee chairmen received $750 per committee meeting. The Chairman of the Board received a salary of $141,000 annually paid on a bimonthly basis. We also reimburse directors for expenses relating to attendance at meetings. Subsequent to November 18, 2010, members of the Board who are non-employee directors, other than the Chairman of the Board, receive an annual retainer of $35,000 paid on a quarterly basis, $1,000 for attendance at each committee meeting. The committee chairmen receive $2,000 per committee meeting. The non-employee directors are also eligible to participate in the Restricted Stock Plan. On November 18, 2010, each non-employee director received a grant of 5,663 shares with a value of $6.18 per share. On March 17, 2011, Mr. Robert A. Buchholz and Mr. Flores received a grant of 12,255 shares with a value of $6.12 per share for their contribution as members of the special finance committee of the Board.

Director Compensation Table

The following table shows the overall compensation earned for fiscal 2011 with respect to each of our non-employee directors.

Director Compensation in Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total Compensation ($)
Don Buchholz–Chairman of the Board	$141,000	$—		$—		$141,000
Robert A. Buchholz	$36,750	$109,998		$—		$146,748
Brodie Cobb	$43,750	$34,997		$—		$78,747
I.D. Flores III	$47,750	$109,998	(2)	$—		$157,748
Larry Jobe	$56,250	$34,997		$—		$91,247
Frederick R. Meyer	$50,750	$34,997		$—		$85,747
Dr. Mike Moses	$36,750	$34,997		$162,318	(3)	$234,065
Joel T. Williams III	$48,250	$34,997		$—		$83,247

(1)

Amounts shown do not reflect compensation actually received by the director. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock awarded. These values were determined in accordance with FASB ASC Topic 718. See discussion in Footnote 1(r) Stock-Based Compensation and Footnote 19 Employee Benefits-Restricted Stock Plan of our audited financial statements, which are included in our 2011 annual report accompanying this proxy statement.

(2)	The shares granted November 18, 2010 at $6.18 and March 17, 2011 at $6.12 were 100% vested upon resignation of Mr. Flores on July 29, 2011.

(3)

This amount represents $96,062 for finder’s fees and related expenses pursuant to the company’s referral fee program and $66,256 for office space and administrative services provided to Dr. Moses within the company’s home office location. Dr. Moses is paid a finders’ fee of 15% of the income the company earns for initiating contact between municipal officials and municipal securities representatives of Southwest Securities which result in municipal securities engagements. He does not communicate, directly or indirectly, with public investors, structure offerings or negotiate terms.

Outstanding Equity Awards at Fiscal Year-End

As of June 24, 2011, the directors have the following unvested restricted shares outstanding:

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(4)
Robert A. Buchholz	5,663	(1)	$31,939
	12,255	(2)	$69,118
Brodie Cobb	5,663	(1)	$31,939
I.D. Flores III	5,663	(3)	$31,939
	12,255	(3)	$69,118
Larry Jobe	5,663	(1)	$31,939
Frederick R. Meyer	5,663	(1)	$31,939
Dr. Mike Moses	5,663	(1)	$31,939
Joel T. Williams III	5,663	(1)	$31,939

(1)	The shares vest on November 18, 2011.

(2)	The shares vest on March 17, 2012.

(3)	The shares vested upon Mr. Flores resignation on July 29, 2011.

(4)	Amount is based on the closing price of our common stock on the NYSE on June 24, 2011, or $5.64 per share.

AUDIT COMMITTEE REPORT

Audit Committee Report

Our Audit Committee is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls.

Management is responsible for the company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and issuing a report thereon.

Review of 2011 Financial Statements

The Audit Committee met with management and the independent accountants to review and discuss the June 24, 2011 consolidated financial statements.

The Audit Committee reviewed and discussed with management, the internal auditors and the independent accountants, Grant Thornton, LLP, the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely management’s annual report on the company’s internal control over financial reporting and the independent accountant’s attestation report. Management concluded, and the independent accountants agreed, that there was a material weakness existing in the company’s internal control over financial reporting at June 24, 2011. See the discussion in Item 9A. Controls and Procedures in our annual report on Form 10-K filed with the SEC on September 2, 2011.

The Audit Committee also discussed with the independent accountants the matters required by the PCAOB’s Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement of Auditing Standards No. 89, “Audit Adjustments,” and No. 90, “Audit Committee Communications.” The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent accountants their firm’s independence.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 24, 2011, filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Larry A. Jobe, Chairman

Frederick R. Meyer

Joel T. Williams III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Grant Thornton LLP, our independent registered public accounting firm, are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services performed by Grant Thornton LLP for the audit of our annual consolidated financial statements for the fiscal year ended June 24, 2011 and June 25, 2010 and fees billed for other services rendered by Grant Thornton LLP during those periods.

	Fiscal Year Ended
	June 24, 2011	June 25, 2010
Audit Fees(1)	$1,042,198	$1,049,317
Audit-Related Fees(2)	265,362	88,985
Tax Fees(3)	59,883	46,251
All Other Fees(4)	90,679	25,000

(1)

Includes annual audit of consolidated financial statements, review of consolidated financial statements included in our quarterly reports on Form 10-Q, annual regulatory audits for our broker/dealer and banking subsidiaries, and Sarbanes-Oxley Section 404 internal control testing.

(2)	Includes fees for the audit of our 401(k) Plan and Statement of Auditing Standards No. 70 procedures.

(3)	Includes fees for tax compliance, tax planning and tax advice.

(4)	Includes fees for computational expertise for the refunding transactions originated by our Public Finance department in fiscal years 2011 and 2010.

Pre-Approval of Independent Accountants Services

Pursuant to the Audit Committee’s charter, the Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the company by its independent accountants, subject to a de minimis exception for non-audit services, which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee may delegate authority to grant pre-approvals of audit and permitted non-audit services to a subcommittee, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

All services provided by and all fees paid to Grant Thornton LLP in fiscal 2011 and 2010 were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy. None of the services provided in fiscal 2011 or 2010 were approved pursuant to the de minimis exception.

Consideration of Non-Audit Services Provided by the Independent Accountants

The Audit Committee has considered whether the non-audit services provided by Grant Thornton LLP are compatible with maintaining the accountants’ independence.

STOCKHOLDER PROPOSALS

If you would like to submit a proposal for inclusion in the proxy materials to be distributed in connection with our 2012 annual meeting, such proposal must be received by the company no later than June 8, 2012. To be eligible for inclusion in our 2012 proxy materials, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act. If you intend to submit a proposal from the floor during the 2012 annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must provide us with written notice no earlier than July 20, 2012 and no later than August 20, 2012. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2012 annual meeting.

OTHER MATTERS

At the date of this proxy statement, we know of no other matters, other than those described above, that will be presented for consideration at the annual meeting. If any other business should come before the meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of SWS Group, Inc. and our stockholders.

You may obtain a copy of our 2011 annual report on Form 10-K, including financial statements and schedules required to be filed with the SEC, without charge, by submitting a written request to:

Ben Brooks, Corporate Communications

SWS Group, Inc.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

214-859-1800

If you would like to receive a copy of the Form 10-K prior to the annual meeting, we should receive your request no later than five business days prior to the annual meeting. Our annual report on Form 10-K is also available, free of charge, on the SEC’s website at www.sec.gov.

You are urged to promptly vote your proxy by Internet or by telephone or mail if you receive a paper copy of the proxy materials to make certain your shares will be represented at the annual meeting.

By Order of the Board of Directors,

Allen R. Tubb

Vice President, General Counsel and Secretary

October 6, 2011

SWS GROUP INC. ATTN: ALLEN R. TUBB, SECRETARY 1201 ELM STREET, STE 3500 DALLAS, TX 75270

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Robert A. Buchholz	02 Brodie L. Cobb 03 J. Taylor Crandall 04 Gerald J. Ford 05 Larry A. Jobe
06	Frederick R. Meyer	07 Dr. Mike Moses 08 James H. Ross 09 Joel T. Williams III
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	The ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 29, 2012.							☐	☐	☐
3	Advisory vote on executive compensation.							☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:							1 year	2 years	3 years	Abstain
4	Advisory vote on the frequency of holding future advisory votes on executive compensation.						☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SWS GROUP, INC. Annual Meeting of Stockholders November 17, 2011 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Don A. Buchholz and James H. Ross, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SWS GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, CST on November 17, 2011, at the Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, TX 75270, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side